Exhibit 10.2
Execution Copy

CONTINGENT CONTRIBUTION AGREEMENT
Dated as of May 1, 2009
By and among
NRG ENERGY, INC.
NRG RETAIL, LLC
RERH HOLDINGS, LLC
RELIANT ENERGY RETAIL HOLDINGS, LLC
and
MERRILL LYNCH COMMODITIES, INC.

CONTINGENT CONTRIBUTION AGREEMENT
THIS CONTINGENT CONTRIBUTION AGREEMENT, dated as of May 1, 2009 (this “Agreement”), is entered into by and among NRG ENERGY, INC., a Delaware corporation (“Parent”), NRG RETAIL, LLC, a Delaware limited liability company (“NRG Retail”), RERH HOLDINGS, LLC, a Delaware limited liability company (“RERH Holdings”), RELIANT ENERGY RETAIL HOLDINGS, LLC, a Delaware limited liability company (“RERH”) and Merrill Lynch Commodities, Inc., a Delaware corporation (“MLCI”). Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the CSRA (as defined below), provided that, if, within such definition in the CSRA a further term is used which is defined herein, then such further term shall have the meaning given to such further term herein.
W I T N E S S E T H:
          WHEREAS, MLCI is entering into an Amended and Restated Credit Sleeve and Reimbursement Agreement (the “CSRA”) dated as of May 1, 2009 with RERH Holdings, the Other Reliant Retail Obligors and Merrill Lynch & Co., Inc. concurrently with the entering into of this Agreement;
          WHEREAS, NRG Retail has entered into a LLC Membership Interest Purchase Agreement dated as of May 1, 2009 with Reliant Energy, Inc. (“REI”), a Delaware corporation (the “Purchase and Sale Agreement”), pursuant to which NRG Retail has agreed to purchase, and REI has agreed to sell to NRG Retail, 100% of the equity interest in RERH Holdings, Reliant Energy Retail Services, LLC, a Delaware limited liability company, and Reliant Energy Services Texas, LLC, a Delaware limited liability company, owned by REI (the “Retail Acquisition”) concurrently with the entering into of this Agreement;
          WHEREAS, in order to induce the parties to the CSRA to enter into the CRSA pursuant to the terms and subject to the conditions set forth herein and in the CSRA, Parent desires to make at the times specified herein and on the terms set forth herein capital contributions to RERH.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, RERH Holdings, Parent, NRG Retail, RERH and MLCI, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 General. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, renewed or replaced (subject to any restrictions on such amendments, restatements, supplements or modifications, renewals or replacements set forth therein or herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.
SECTION 1.2 Specific Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas or New York City.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Core Collateral Subsidiary” shall mean each of Louisiana Generating LLC, Huntley Power LLC, Dunkirk Power LLC, Indian River Power LLC, Oswego Harbor Power LLC, Astoria Gas Turbine LLC, Arthur Kill Power LLC, NRG Texas LP, NRG South Texas LP and NRG Power Marketing.
          “ERCOT” means the Electric Reliability Council of Texas, or any successor thereto.
          “Excluded Subsidiaries” means collectively, the “Excluded Subsidiaries” from time to time as defined in the NRG Credit Agreement and the “Immaterial Subsidiaries” from time to time as defined in the Senior Note Documents.
          “Exempt Subsidiaries” shall mean, collectively, NRG Ilion LP LLC, NRG Ilion Limited Partnership, Meriden Gas Turbine LLC, LSP-Nelson Energy LLC, NRG Nelson Turbines LLC, NRG Jackson Valley Energy I, Inc., NRG McClain LLC, NRG Audrain Holding LLC, NRG Audrain Generating LLC, NRG Peaker Finance Company LLC, Bayou Cove Peaking Power, LLC, Big Cajun I Peaking Power LLC, NRG Rockford LLC, NRG Rockford II LLC, NRG Rockford Equipment II LLC, NRG Sterlington Power LLC and NRG Rockford Acquisition LLC, and shall not, in any event, include any Core Collateral Subsidiary.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, county, or local, and any agency, authority, instrumentality, regulatory body, court, central bank, independent system operator, transmission organization or other entity to the extent exercising executive, legislative, judicial, taxing, monetary, regulatory, supervisory or administrative powers or functions of or pertaining to government.
          “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of any Governmental Authority.
          “Material Adverse Effect” means, with respect to any Person, a material adverse effect upon (i) the business, operations, property or financial condition of such Person and its Subsidiaries taken as a whole, or (ii) the validity or enforceability against any such Person or any of its Subsidiaries of this Agreement or any other Transaction Document to which it is a party or the transactions contemplated thereby or the rights and remedies of MLCI thereunder or the performance by such Person of its obligations thereunder.
          “NRG Credit Agreement” means the Second Amended and Restated Credit and Guaranty Agreement dated as of June 8, 2007 among Parent, the lenders referred to therein, and Citicorp North America, as administrative agent and collateral agent, as each of the foregoing has been amended, restated, supplemented or otherwise modified from time to time but shall not include any restatement, replacement or refinancing thereof unless the principal amount of Indebtedness outstanding and/or available to be drawn under such replacement or refinancing is at least $100 million.
          “NRG Parent Debt” means (a) Senior Notes and (b) NRG Credit Agreement.
          “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Person” means any individual, corporation, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
          “Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof and shall in any event include the Core Collateral Subsidiaries.
          “Solvent” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided, that if the context in which “Solvent” is used refers to a Person together with its Subsidiaries, Person as used in this definition shall be deemed to be a reference to such Person together with its Subsidiaries.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
          “Unrestricted Subsidiary” shall have the meaning set forth in the NRG Credit Agreement.
ARTICLE II
CONTRIBUTIONS
SECTION 2.1 Initial Contribution. Contemporaneously with the closing of the Retail Acquisition, on the date hereof, Parent shall contribute an amount in cash equal to $200,000,000 to the capital of RERH Holdings (the “Initial Contribution”), without recourse, to fund the working capital needs of RERH Holdings and its Subsidiaries in accordance with Section 6.11(c) of the CSRA, and RERH Holdings hereby agrees to accept the Initial Contribution. Parent hereby acknowledges that the Initial Contribution to RERH Holdings hereunder is absolute and irrevocable, without reservation or retention of any interest whatsoever by Parent. RERH hereby irrevocably directs Parent to make the Initial Contribution directly as if it were “revenue” under Section 6.11 of the CSRA.
SECTION 2.2 Contingent Equity Contributions.
          (a) If, and only if, on November 1, 2009, the then outstanding Exposure under the CSRA exceeds the Target Exposure for such date (the “Additional Contribution Trigger”), Parent shall within two (2) Business Days of such date, make a capital contribution in cash to RERH equal to $250,000,000 (“Additional Contribution”). Parent hereby acknowledges that any Additional Contribution to RERH hereunder, subject to the occurrence of the Additional Contribution Trigger or an Accelerated Contribution Event, (i) is absolute and irrevocable, without recourse, without reservation or retention of any interest whatsoever by Parent and (ii) shall be required to be contributed by Parent regardless of whether the amount of such Additional Contribution would be sufficient to reduce Exposure under the CSRA to the amount required for such date in the ESDS. RERH hereby irrevocably directs Parent to make all Additional Contributions directly to the account of MLCI in accordance with Section 6.18 of the CSRA.
          (b) If, and only if, on October 31, 2010, either (i) the Exposure under the CSRA is in excess of zero or (ii) the Credit Sleeve Termination Date has not occurred (either of (i) or (ii), a “Final Contribution Trigger”), Parent shall on such date make a capital contribution in cash to RERH in an amount sufficient to permit RERH to reduce Exposure under the CSRA to zero on such date and to the extent necessary to cause the Credit Sleeve Termination Date to occur on such date (“Final Contribution” and together with any Additional Contribution, the “Contingent Equity Contributions”); provided, that Parent shall not be obligated to contribute an amount under this clause (b) in excess of $400 million (“Maximum Amount of the Final Contribution”). Parent hereby acknowledges that the Final Contribution to RERH hereunder, subject to the occurrence of the Final Contribution Trigger or an Accelerated Contribution Event (i) is absolute and irrevocable, without recourse, without reservation or retention of any interest whatsoever by Parent and (ii) shall be required to be contributed by Parent regardless of whether the amount of such Final Contribution would be sufficient to reduce Exposure under the CSRA to zero or to cause the Credit Sleeve Termination Date to occur. RERH hereby irrevocably directs Parent to make the Final Contribution directly to the account of MLCI in accordance with Section 6.18 of the CSRA.

          (c) To the extent required by law or otherwise, the Parent, NRG Retail, RERH Holdings and RERH agree that, notwithstanding that Parent shall make Contingent Equity Contributions directly to RERH all Contingent Equity Contributions shall be deemed to have been made by the Parent to NRG Retail with a subsequent contribution from NRG Retail to RERH Holdings with a subsequent contribution from RERH Holdings to RERH. Each of NRG Retail and RERH Holdings hereby acknowledges that it shall not have any interest in or right to any Contingent Equity Contribution and to the extent it shall be deemed to have any such interest or right therein it hereby absolutely and irrevocably assigns all of its rights, title and interest hereunder (including to any Contingent Equity Contributions hereunder), without recourse, without reservation or retention of any interest whatsoever to RERH.
          (d) It is the intention of Parent, NRG Retail, RERH Holdings and RERH that the Contingent Equity Contribution amounts contributed by Parent to the capital of RERH pursuant to this Agreement shall not be part of Parent’s, NRG Retail’s or RERH Holdings’ estate in the event of the filing of a bankruptcy petition by or against Parent, NRG Retail or RERH Holdings under any bankruptcy or similar law.
          (e) The Parent, NRG Retail, RERH Holdings and RERH agree that the obligations of the Parent are not conditioned on RERH, NRG Retail or RERH Holdings issuing any securities to the Parent, NRG Retail or RERH Holdings in respect of any payment made in respect of the Parent’s obligations pursuant to Sections 2.1 and 2.2 hereof and the obligations of the Parent shall not be construed as an obligation of the Parent, NRG Retail or RERH Holdings to extend a loan, credit or financial accommodation to NRG Retail, RERH Holdings or RERH.
SECTION 2.3 Accelerated Contribution Events. Notwithstanding the forgoing Sections 2.1 and 2.2, if, and only if:
     (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, any of its Significant Subsidiaries (other than the Exempt Subsidiaries, the Unrestricted Subsidiaries and the Excluded Subsidiaries) or any group of Significant Subsidiaries (other than the Exempt Subsidiaries, the Unrestricted Subsidiaries and the Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary or RERH Holdings or RERH or their debts, or of a substantial part of any of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, any of its Significant Subsidiaries (other than the Exempt Subsidiaries, the Unrestricted Subsidiaries and the Excluded Subsidiaries) or any group of Significant Subsidiaries (other than the Exempt Subsidiaries, the Unrestricted Subsidiaries and the Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary or RERH Holdings or RERH or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or
     (b) the Parent, any of its Significant Subsidiaries (other than the Exempt Subsidiaries, the Unrestricted Subsidiaries and the Excluded Subsidiaries) or any group of Significant Subsidiaries (other than the Exempt Subsidiaries, the Unrestricted Subsidiaries and the Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary or RERH Holdings or RERH shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this Section 2.3, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, any of its Significant Subsidiaries (other than the Exempt Subsidiaries, the Unrestricted Subsidiaries and the Excluded Subsidiaries) or any group of Significant Subsidiaries (other than the Exempt Subsidiaries, the Unrestricted Subsidiaries and the Excluded Subsidiaries) that, taken together, would constitute a Significant Subsidiary or RERH Holdings or RERH or for a substantial part of any of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
     (c) the Parent shall fail to make any principal or interest payment (or with respect to any Contractual Obligation payment or Specified Transaction payment, any analogous or similar payment) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (i) any NRG Parent Debt or (ii) any other Contractual Obligations evidencing or governing (A) Indebtedness (other than Indebtedness arising out of any Specified Transaction) with an aggregate amount in excess of $150,000,000 or (B) Specified Transactions with a mark-to-market value in excess of $150,000,000; or
     (d) the Parent shall fail to make (i) the Initial Contribution when due and (ii) any Contingent Equity Contributions when due; or
     (e) the Parent shall fail to perform or observe any term, covenant or agreement contained in this Agreement (other than payment of Contingent Equity Contributions) and such failure continues for five (5) Business Days after the earlier to occur of (i) the Parent receiving written notice thereof from MLCI and (ii) a Responsible Officer or other executive officer of the Parent obtaining knowledge of such occurrence; or
     (f) any representation, warranty, certification or statement of fact made or deemed made by the Parent herein, in any Transaction Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (g) the occurrence of an Event of Default under the CSRA after the expiration of any applicable cure or grace periods; or
     (h) any event of default or termination event shall occur under the PMI/REPS ISDA after the expiration of any applicable cure or grace periods;
then, and in every such event (each an “Accelerated Contribution Event”), an amount equal to (i) $850,000,000, minus (2) any amount previously contributed by the Parent pursuant to Sections 2.1 and 2.2, may be declared due and payable by MLCI (except with respect to clause (a) and (b), in which cases such amount shall automatically become due and payable), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent.
SECTION 2.4 Waiver.
          (a) RERH or MLCI may at any time, without the consent of the Parent, without notice to the Parent and without affecting or impairing RERH’s or the MLCI’s rights, or impairing the Parent’s obligations hereunder, do any of the following with respect to any Obligation under the Transaction Documents: (a) in accordance with the terms of the Transaction Documents, make changes, modifications, amendments or alterations, by operation of law or otherwise, including without limitation, any change to the method of calculating Target Exposure, ESDS or Exposure under the CSRA, (b) grant renewals and extensions of time, for payment or otherwise, (c) accept new or additional documents, instruments or agreements relating to or in substitution of Obligations under the Transaction Documents, or (d) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment.
          (b) Until such time as all of the Obligations under the Transaction Documents have been paid in full (other than indemnities and similar reimbursement Obligations not then due and payable), the Parent hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the federal bankruptcy code) or otherwise by reason of any payment by it pursuant to the provisions of this Agreement and further agrees with RERH for the benefit of the MLCI that any such payment by it shall constitute a nonrescindable cash contribution by the Parent to RERH.
SECTION 2.5 Reinstatement. The obligations of the Parent under this Section 2.2 and Section 2.3 shall be automatically reinstated if and to the extent that for any reason any payment in respect of any Contingent Equity Contribution is rescinded or must be otherwise restored by any recipient of the Contingent Equity Contribution, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Parent agrees that it will indemnify MLCI on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by MLCI in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.1 Representations and Warranties of Parent. Parent on behalf of itself and NRG Retail makes the following representations and warranties, on which RERH, RERH Holdings and MLCI rely in entering into this Agreement and the CSRA. Such representations are made only as of the execution and delivery of this Agreement, but shall survive the Contingent Equity Contributions.
          (a) Existence; Qualification and Power; Compliance with Laws. Each of Parent and NRG Retail (i) are duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) have all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own their assets and carry on their business and (B) execute, deliver and perform their respective obligations under this Agreement and the other Transaction Documents to which each is a party, (iii) are duly qualified and licensed and in good standing under the Laws of each jurisdiction where their ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) are in compliance with all Laws, except in each case referred to in clause (ii)(A), (iii) or (iv), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (b) Authorization; No Contravention. The execution, delivery and performance by Parent and NRG Retail of this Agreement and the other Transaction Documents to which either is a party has been duly authorized by all necessary corporate action, and does not and will not (i) contravene the terms of any of either Parent’s or NRG Retail’s Organizational Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) (1) the NRG Parent Debt or (2) any other Contractual Obligation to which Parent is a party or affecting Parent or the properties of Parent or any of its Subsidiaries except as could not reasonably be expected in the case of this clause (2) to have a Material Adverse Effect, or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Parent or its property is subject which could reasonably be expected to have a Material Adverse Effect; or (iii) violate any Law the violation of which could reasonably be expected to have a Material Adverse Effect.
          (c) Binding Effect. This Agreement has been, and each other Transaction Document to which Parent and/or NRG Retail is a party, when executed and delivered hereunder, will have been, duly executed and delivered by Parent and/or NRG Retail. This Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute a legal, valid and binding obligation of Parent and/or NRG Retail, enforceable against Parent and/or NRG Retail in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, whether such enforceability is considered in a proceeding at law or in equity.
          (d) No Proceedings. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Parent or NRG Retail, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Parent or NRG Retail or against either of their respective properties or revenues that purport to affect or pertain to this Agreement, the other Transaction Documents to which either is a party or any of the transactions contemplated hereby, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
          (e) Solvency. Parent is, together with its Subsidiaries on a consolidated basis, Solvent.
SECTION 3.2 Indemnification; Expenses.
          (a) Parent shall defend, indemnify and hold harmless MLCI from and against any and all costs, expenses, losses, damages, claims, and liabilities, suffered or sustained by MLCI arising out of or resulting from any breach of any of Parent’s or NRG Retail’s representations, warranties or covenants contained herein, except for any such amounts resulting from any gross negligence, bad faith or willful misconduct of MLCI.
          (b) The Parent agrees to reimburse MLCI for all reasonable, documented out of pocket costs and expenses of MLCI (including, without limitation, the reasonable, documented fees and expenses of legal counsel) in connection with (a) any default under this Agreement and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (i) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (ii) judicial or regulatory proceedings and (iii) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (b) the enforcement of this Section 3.2. The expense and indemnity obligations hereunder shall be in addition to any obligation that Parent may otherwise have under applicable law or this Agreement.
          (c) NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, INCLUDING CONSEQUENTIAL LOST PROFITS OR OTHER CONSEQUENTIAL BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE.

ARTICLE IV
COVENANTS OF PARENT
SECTION 4.1 Exclusivity. From and after the date hereof until the Credit Sleeve Termination Date, Parent shall not and shall not permit any of its Subsidiaries (other than RERH Holdings and its Subsidiaries) to, engage, directly or indirectly, in the Retail Energy Business in the ERCOT market area or any other market area in which RERH Holdings and its Subsidiaries engage in the Retail Energy Business. The foregoing shall not in any way limit the ability of (i) Parent and its Subsidiaries (other than RERH Holdings and its Subsidiaries) to sell wholesale power and related products or to enter into Prohibited New C&I Contracts or (ii) Parent or any Subsidiary (or a surviving entity) to engage in a previously existing Retail Energy Business in the ERCOT market immediately following, and acquired directly as the result of, a transaction contemplated by the last paragraph of the definition of “Change of Control” (as defined in the CSRA).
SECTION 4.2 Non-Reliance. Each of Parent and NRG Retail acknowledge that they have made their our own independent decision to enter into the Retail Acquisition and as to whether the Retail Acquisition is appropriate or proper for Parent and NRG Retail based upon their own judgment and upon advice from such legal and financial advisers as they have deemed necessary. The terms of the Retail Acquisition have been negotiated by Parent with REI on an arms-length basis and Parent and NRG Retail are not relying on any communication (written or oral) of MLCI or any of its affiliates for investment advice or as a recommendation to enter into the Retail Acquisition and have not considered any information or explanations related to the terms and conditions of the Retail Acquisition as investment advice or a recommendation to enter into the Retail Acquisition. No communication (written or oral) received from MLCI or it affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Retail Acquisition and neither Parent nor NRG Retail shall have any claim against MLCI or any of its affiliates with respect to the Retail Acquisition all of which are hereby waived by Parent and NRG Retail.
SECTION 4.3 Investment Basket under NRG Credit Agreement.
          (a) From and after the date hereof until the Credit Sleeve Termination Date, Parent shall maintain sufficient capacity under the exception to the negative covenant restricting “Investments” (as defined in the NRG Credit Agreement) pursuant to clauses (h), (l) or (m) of Section 6.05 of the NRG Credit Agreement to permit it to make the then maximum amount of Contingent Equity Contributions it would be obligated to make hereunder if the contingencies giving rise to its capital contribution obligations were to occur.
          (b) Deliver to the Lender as soon as available, but in any event within fifty (50) calendar days after the end of each of the first three Fiscal Quarter of each Fiscal Year and within ninety (90) calendar days after the end of each Fiscal Year a duly completed certificate signed by a Financial Officer of the Parent certifying that the Parent is (and was at all times since the date of the last delivered certificate under this Section 4.3(b), or in the case of the first certificate delivered hereunder, since the date hereof) in compliance with its covenant in clause (a) of this Section and providing a calculation in reasonable detail as of such date setting forth such compliance.
SECTION 4.4 Other Covenants. The provisions of Article V and Article VI of the NRG Credit Agreement (other than Sections 5.06, 5.07(b) and (c), 5.08, 5.09, 5.10, 6.11 and 6.15 thereof), together with all underlying definitions (the “Specified Covenants”), all as in effect from time to time, are hereby incorporated herein by reference mutatis mutandis and shall be deemed to continue in effect (with any amendments, modifications or waivers thereof) for the benefit of MLCI; provided that if the NRG Credit Agreement is no longer in effect or at any time the aggregate outstanding principal amount of Indebtedness outstanding and/or available to be drawn thereunder is less than $100 million then the foregoing clause shall be deemed to apply to such Specified Covenants as the same were in effect immediately before the NRG Credit Agreement ceased to be in effect or immediately before the aggregate outstanding principal amount and/or amount available to be drawn thereunder was reduced to less than $100 million, as the case may be, and without giving effect to any amendments or waivers entered into immediately prior to or otherwise in connection with the termination of such agreement or such reduction in principal amount and provided further that (i) with respect to Section 5.02 of the NRG Credit Agreement the following clause shall not apply “maintain such other insurance as otherwise required by the Security Documents”, (ii) with respect to Section 6.07 of the NRG Credit Agreement, to the extent that the incorporation of such Section herein would result in a breach under such Section under the NRG Credit Agreement or under Section 4.08 of the Senior Note Documents, such incorporation shall be deemed null and void only to the extent necessary to prevent such breach from occurring and (iii) nothing in this Agreement shall limit the Liens of the lenders or the loans under the NRG Credit Agreement with respect to the Parent or any of its Subsidiaries other than RERH Holdings and its Subsidiaries.
     Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, (x) Parent shall have at all times the right (and MLCI shall have no right or claim in respect of any such action) to amend, restate, supplement, replace, obtain waivers or consents, or otherwise modify any and all terms and conditions of the NRG Credit Agreement (including the Specified Covenants) in accordance with the terms thereof (provided that after the date when the aggregate outstanding principal amount of Indebtedness outstanding and/or available to be drawn thereunder was reduced to less than $100 million, no such amendment, restatement, supplement, replacement, waiver or modification shall affect the Specified Covenants hereunder), and (y) (except following the date when the aggregate outstanding principal amount of Indebtedness outstanding and/or available to be drawn under the NRG Credit Agreement was reduced to less than $100 million) a waiver of any breach of, or consent obtained under, any term or condition of the NRG Credit Agreement (including with respect to the Specified Covenants) obtained in accordance with the terms and conditions thereof shall operate, automatically and without further action, as a waiver or consent in respect of the same terms and conditions under this Agreement and any other Transaction Document as relevant to the Specified Covenants.
ARTICLE V
MISCELLANEOUS
SECTION 5.1 Liability of Parent. Parent shall be liable in accordance herewith only to the extent of the obligations in this Agreement specifically undertaken by Parent and with respect to its representations and warranties set forth hereunder.
SECTION 5.2 Specific Performance. Each of Parent and NRG Retail acknowledges and agrees that the other parties hereto would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each of Parent and NRG Retail hereby agrees that each other party hereto shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by Parent and NRG Retail under this Agreement.
SECTION 5.3 Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, NRG Retail, RERH Holdings, RERH and MLCI.

SECTION 5.4 Notices. All demands, notices and communications to Parent, NRG Retail, RERH Holdings, RERH or MLCI hereunder shall be in writing, personally delivered, or sent by telecopier (subsequently confirmed in writing), reputable overnight courier or mailed by certified mail, return receipt requested, and shall be deemed to have been given upon receipt (a) in the case of Parent at the following address: NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540, Attn: Treasurer, Chief Financial Officer and General Counsel, Telecopy No. (609) 524-4501, (b) in the case of NRG Retail at the following address: NRG Retail, LLC, c/o NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540, Attn: Treasurer, Chief Financial Officer and General Counsel, Telecopy No. (609) 524-4501, (c) in the case of RERH Holdings at the following address: RERH Holdings, LLC, c/o NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540, Attn: Treasurer, Chief Financial Officer and General Counsel, Telecopy No. (609) 524-4501, or such other address as shall be designated by RERH Holdings in a written notice delivered to Parent, (d) in the case of RERH at the following address: Reliant Energy Retail Holdings, LLC, c/o NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540, Attn: Treasurer, Chief Financial Officer and General Counsel, Telecopy No. (609) 524-4501, or such other address as shall be designated by RERH in a written notice delivered to Parent or (e) in the case of MLCI at the following address: 20 East Greenway Plaza, Suite 700, Houston, Texas, 77046, Attn: Legal Department, Telephone (713) 544-5263, Telecopy No. (713) 544-5551.
SECTION 5.5 Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the other Transaction Documents.
SECTION 5.6 Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
SECTION 5.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 5.8 Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 5.9 Nonpetition Covenant; Bankruptcy.
          (a) Each of Parent and NRG Retail agree that prior to the date which is one year and one day (or, if longer, the applicable preference period then in effect and one day) after the satisfaction and performance in full of all Secured Obligations under the Transaction Documents, it will not nor shall it cause any of its Subsidiaries to institute against, or join any other Person in instituting against, NRG Retail (in the case of Parent) or RERH Holdings or any of its Subsidiaries (in the case of both Parent and NRG Retail) any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy, insolvency, reorganization or similar law.
          (b) The obligations of the Parent and NRG Retail under this Agreement will remain in full force and effect following any bankruptcy, insolvency, reorganization, appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency, winding up or liquidation of RERH Holdings or RERH.
SECTION 5.10 Binding Effect; Assignability; Third Party Beneficiary.
          (a) This Agreement shall be binding upon and inure to the benefit of Parent, NRG Retail, RERH Holdings, RERH, MLCI and their respective permitted successors and assigns; provided, however, that no party may assign its rights or obligations hereunder or any interest herein without the prior written consent of the other parties hereto. Notwithstanding the foregoing, each of the parties hereto hereby acknowledges that (i) MLCI may assign all of its rights hereunder to an assignee pursuant to the terms of the Transaction Documents, and such assignee shall have all rights of MLCI under this Agreement (as if such assignee were MLCI hereunder), including without limitation the Collateral Trustee, and (ii) RERH will assign its rights hereunder to Collateral Trustee and each of Parent and NRG Retail and RERH Holdings hereby consents to any such assignments under the foregoing clauses (i) and (ii). All such assignees shall be third party beneficiaries of, and shall be entitled to enforce MLCI’s rights and remedies under this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.
          (b) MLCI shall be a third party beneficiary of all of RERH Holdings’ and RERH’s rights and remedies hereunder, and shall be entitled, to the exclusion of RERH Holdings and RERH, to enforce all of RERH Holdings’ and RERH’s rights and remedies under this Agreement.
          (C) This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Credit Sleeve Termination Date; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by Parent or NRG Retail pursuant to Article III hereof and the provisions of Section 3.2 and Section 5.8 shall survive any termination of this Agreement.
SECTION 5.11 Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the Credit Sleeve Termination Date.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto as of the date first above written.

RELIANT ENERGY RETAIL HOLDINGS, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

RERH HOLDINGS, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President

NRG RETAIL, LLC
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	President

NRG ENERGY, INC.
By:	/s/ Christopher S. Sotos
	Name:	Christopher S. Sotos
	Title:	Vice President and Treasurer

MERRILL LYNCH COMMODITIES, INC.
By:	/s/ Dennis Albrecht
	Name:	Dennis Albrecht
	Title:	Managing Director and COO
[Signature Page to Contingent Contribution Agreement]